Exhibit 3.3

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FULL SPECTRUM INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF SEPTEMBER, A.D. 2016, AT 11:10 O'CLOCK A.M.

4111322 8100 SR# 20165635517	Authentication: 202930543 Date: 09-02-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 11:10 AM 09/02/2016 FILED 11:10 AM 09/02/2016 SR 20165635101 - File Number 4111322

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FULL SPECTRUM INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

The undersigned, Stewart Kantor, Chief Executive Officer of Full Spectrum Inc., a Delaware corporation (the “Corporation”), certifies as follows:

1.	The Board of Directors of Full Spectrum Inc. (hereinafter the “Corporation”), adopted on August 31, 2016 resolutions setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) set forth below, (a) declaring said amendment to be advisable and in the best interests of the Corporation and (b) recommending to the Corporation’s stockholders that they approve said amendment.

2.	The terms and provision of this Certificate of Amendment have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.	Effective as of close of business, Eastern Time, on the date of filing of this Certificate of Amendment with the Secretary of State of Delaware, the Certificate of Incorporation is amended by deleting ARTICLE FOURTH of the Certificate of Incorporation in its entirety and replacing it with the following:

“A. Effective as of the close of business, Eastern Time, on September 2, 2016 (the “Effective time”), every 3.879 shares of the Corporation’s common stock par value $0.00001 per share of the Corporation (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time will be automatically and without any action on the part of the respective holders thereof be combined and converted into one (1) share of Common Stock, par value $0.00001, of the Corporation (the "New Common Stock") (and such combination and conversion the “Reverse Stock Split”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the Corporation will pay to the registered stockholder, in cash, the value of any fractional share interest arising from the Reverse Stock Split. The cash payment for the fractional share interest shall be determined by the Board of Directors (the “Board”) of the Corporation. No transaction costs will be assessed to stockholders for the cash payment. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is made for their fractional shares.

B. Immediately after the Effective Time, the Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation shall have the authority to issue is 100,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 80,000,000, with a par value of $0.00001 per share (the “Common Stock”). Subject to the rights of any holders of any series of Preferred Stock, each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 20,000,000, with a par value of $0.00001 per share (the “Preferred Stock”).

C. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights, and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware (“DGCL”). The Board is also hereby authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the vote of a majority of the outstanding shares of stock entitled to vote thereon, and no separate class vote of either the Common Stock or the Preferred Stock shall be required to effect any such amendment.”

4.	Holders of at least a majority of the outstanding shares of Common Stock, acting by written consent on September 2, 2016, duly approved the amendment to the Certificate of Incorporation contained herein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned this 2nd day of September 2016.

FULL SPECTRUM INC.

By:	/S/ Stewart Kantor
Stewart Kantor
Chief Executive Officer